As filed with the Securities and Exchange Commission on March 20, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALAMOS GOLD INC.

(Exact name of Registrant as specified in its charter)

British Columbia	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2200-130 Adelaide Street West

Toronto, Ontario, Canada M5H 3P5

(416) 368-9932

(Address and telephone number of Registrant’s principal executive offices)

Torys LLP

1114 Avenue of the Americas

23rd Floor

New York, New York

10036-7703

Attention: Andrew J. Beck

(212) 880-6000

(Name, address and telephone number of agent for service)

Copies to:

Jamie Porter Alamos Gold Inc. 2200-130 Adelaide Street West Toronto, Ontario, Canada M5H 3P5 (416) 368-9932	Andrew J. Beck Torys LLP 1114 Avenue of the Americas 23rd Floor New York, New York 10036-7703 (212) 880-6000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the SEC pursuant to Rule 462(e) under the Securities Act of 1933, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act of 1933, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Price Per Common Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Shares	675,000	US$5.78	US$3,901,500	US$453.35

(1)	Plus such additional Common Shares as may be issued by reason of stock splits, stock distributions and similar transactions.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457, based on the average of the high and low prices of Alamos Gold Inc. Common Shares on the New York Stock Exchange on March 13, 2015.

675,000 Common Shares

Alamos Gold Inc.

DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

This prospectus covers 675,000 Common Shares (the “Common Shares”) of Alamos Gold Inc. (the “Corporation”) issuable under our dividend reinvestment and share purchase plan (the “Plan”) which provides holders of our Common Shares with a simple and convenient method of investing cash distributions declared on our Common Shares. For a detailed description of our Common Shares, please see the section entitled “Description of Capital Structure” contained in our annual information form for the year ended December 31, 2013, filed as exhibit 99.1 to our annual report on Form 40-F for the fiscal year ended December 31, 2013, as filed with the Securities and Exchange Commission (the “SEC”) on April 1, 2014, and which is incorporated by reference herein.

Our Plan was initially adopted by our board of directors on March 18, 2015. On March 18, 2015, our board of directors also approved the filing of this prospectus to, among other things, register Common Shares issuable pursuant to the Plan. Under the Plan, holders of our Common Shares resident in either Canada or the United States may opt to purchase additional Common Shares by automatically reinvesting all or any portion of any cash dividends paid on their Common Shares net of any applicable withholding taxes, or through optional cash purchases, without paying any brokerage commissions or service charges of any kind. The Plan shares will either be Common Shares issued from the treasury of the Corporation or Common Shares acquired on the open market through the New York Stock Exchange (“NYSE”). The purchase price of Common Shares acquired through the open market will be the average price paid per Common Share on the open market by the agent appointed to administer the plan (the “Plan Agent”). Common Shares issued from the treasury of the Corporation may be issued at a discount of up to 5% (as determined from time to time by the Corporation in its sole discretion) from the volume weighted average price of the Common Shares on the NYSE for the five trading days preceding the dividend payment date.

Our Common Shares are listed on the Toronto Stock Exchange (the “TSX”) and on the NYSE under the symbol “AGI”. On March 13, 2015, the closing price for our Common Shares on the TSX was C$7.55 and on the NYSE was US$5.89. We have been approved for the listing of the Common Shares covered by this prospectus on the NYSE.

The declaration and payment of dividends on the Common Shares is at the discretion of our board of directors. Dividends on the Common Shares are paid semi-annually, normally at the end of April and October of each year. Our board of directors supports a consistent dividend policy for the Common Shares and will consider increasing or decreasing dividends from time to time at a rate based on a portion of the growth in cash flow from operations per Common Share and consideration of the cash required to achieve the Corporation’s development and growth objectives. Special dividends may also be declared from time to time to implement corporate strategic initiatives.

We cannot estimate the issue price per Common Share, the anticipated proceeds from the issuance of Common Shares under the Plan or the number of Common Shares to be issued under the Plan, which will in each case depend upon the market price of our Common Shares at the time of issuance, the extent of shareholder participation in the Plan and other factors.

Investing in our Common Shares involves risks. See “Forward-Looking Information” on page  3 of this prospectus. See also “Risk Factors” on page 1 of this prospectus for a discussion of certain factors relevant to an investment in our Common Shares.

Our principal place of business is 130 Adelaide Street West, Suite 2200, Toronto, Ontario, Canada M5H 3P5 and our registered office is located at 1600-925 West Georgia Street, Vancouver, British Columbia, Canada V6C 2L2, and our telephone number is (416) 368-9932.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is March 20, 2015.

i

RISK FACTORS

Before you decide to participate in the Plan and invest in our Common Shares, you should be aware of the following material risks in making such an investment. You should consider carefully these risk factors together with all risk factors and information included or incorporated by reference in this prospectus, before you decide to participate in the Plan and purchase Common Shares. In addition, you should consult your own financial and legal advisors before making an investment.

Risks Related to the Plan

You will not know the price of the Common Shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.

The price of our Common Shares may fluctuate between the time you decide to purchase Common Shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC relating to the Common Shares to be offered and sold pursuant to the Plan.

Before you invest, you should read both this prospectus and any additional information incorporated by reference and described under the heading “Documents Incorporated by Reference.” The information incorporated by reference in this prospectus is considered to be part of this prospectus, and certain information that we file later with the SEC will automatically update and supersede this information. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You should refer to the registration statement and the exhibits to the registration statement for further information with respect to us and the securities that may be offered hereunder.

Unless the context requires otherwise, when used in this prospectus, the terms “we,” “us” and “our” refer to, collectively, Alamos Gold Inc.

In this prospectus, unless otherwise indicated, all references to “US$” are to U.S. dollars and all references to “C$” are to Canadian dollars.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, accordingly, file reports with and furnish other information to the SEC. Under the multijurisdictional disclosure system adopted by the United States, these reports and other information (including financial information) may be prepared, in part, in accordance with the disclosure requirements of Canada, which differ from those in the United States. The reports and other information we file with or furnish to the SEC in accordance with the Exchange Act can be inspected and copied, at prescribed rates, at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference room. The SEC maintains a website at www.sec.gov that contains reports and other information that we file with or furnish electronically to the SEC. You can also find information about the Corporation on our website at www.alamosgold.com. However, any information that is included on or linked to our website is not a part of this prospectus.

We have filed under the United States Securities Act of 1933, as amended (the “Securities Act”), a registration statement on Form F-3 relating to our Plan. This prospectus forms a part of the registration statement. This prospectus does not contain all of the information included in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our Common Shares you are encouraged to refer to the registration statement and the exhibits that are incorporated by reference into it as well as the documents incorporated by reference into this prospectus. Statements contained in this prospectus describing provisions of the Plan are not necessarily complete, and in each instance reference is made to the copy of the Plan which is included as an exhibit to the registration statement, and each such statement in this prospectus is qualified in all respects by such reference.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain documents that we file with or furnish to the SEC. This means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. The following documents, which we have filed with or furnished to the SEC, are specifically incorporated by reference in this prospectus:

•	Our annual report on Form 40-F for the fiscal year ended December 31, 2013, which contains our audited financial statements as of and for the years ended December 31, 2013 and 2012.

•	Our report on Form 6-K, furnished to the SEC on February 19, 2015.

•	All other reports filed by us under Section 13(a) or 15(d) of the Exchange Act since December 31, 2013.

In addition, all other annual reports filed by us with the SEC on Form 40-F, and any Form 6-K filed or furnished by us that is identified in such form as being incorporated by reference into the registration statement of which this prospectus forms a part, in each case subsequent to the date of this prospectus and prior to the termination of this offering, are incorporated by reference into this prospectus as of the date of the filing of such documents. We will deliver to each person eligible to participate in the Plan, including any beneficial owner, to whom this prospectus has been delivered, copies of the documents incorporated by reference in this prospectus, but not delivered with this prospectus, upon written or oral request, without charge. Requests should be directed to us at:

Alamos Gold Inc.

Attn: Jamie Porter

130 Adelaide Street West, Suite 2200

Toronto, Ontario, Canada

M5H 3P5

Email: jporter@alamosgold.com

We are a “foreign private issuer” as defined in the Exchange Act. As a result, our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act and transactions in our Common Shares by our officers and directors are exempt from Section 16 of the Exchange Act.

Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or therein or in any other later filed document which also is incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES IN THE UNITED STATES

We are a corporation formed by articles of amalgamation dated February 21, 2003 and organized pursuant to articles of amalgamation under the Business Corporations Act (British Columbia) dated July 15, 2004. Some of the Corporation’s assets are located outside of the United States and some of our directors and officers, as well as some of the experts named in this prospectus, are residents of Canada. As a result, it may be difficult for U.S. investors to:

•	effect service within the United States upon us or those directors, officers and experts who are not residents of the United States; or

•	realize in the United States upon judgments of courts of the United States predicated upon the civil liability provisions of the United States federal securities laws.

FORWARD-LOOKING INFORMATION

Certain statements contained and incorporated by reference in this prospectus constitute “forward-looking statements”. When used in this prospectus or the documents incorporated by reference herein, the words “may”, “will”, “expect”, “plan”, “anticipate”, “estimate”, “project”, “forecast”, “outlook”, “potential”, “continue”, “should”, “likely”, or the negative of these terms or other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not historical facts but reflect expectations, estimates and projections. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results or events to differ materially from current expectations. These risks include, but are not limited to, our on-going business, including risks related to international operations; our ability to obtain all necessary permits and licenses; the actual results of current exploration activities; conclusions of economic evaluations and changes in project parameters as plans continue to be refined as well as future prices of gold and silver; our ability to secure the water necessary to conduct our activities as planned; the impact of environmental regulations on our activities and our ability to comply with applicable laws and regulations; the impact of competition with other mining companies that have greater resources and experience; the impact of currency fluctuations on our financial position; and our dependence on a small number of key personnel.

These factors and other risk factors, including those under “Risk Factors” above, represent risks our management believes are material. Other factors not presently known to us or that we presently believe are not material, could also cause actual results to differ materially from those expressed in the forward-looking statements contained and incorporated by reference herein. Accordingly, undue reliance should not be placed on these forward-looking statements. We do not undertake any obligation to update publicly or to revise any of the forward-looking statements contained or incorporated by reference in this Form F-3, whether as a result of new information, future events or otherwise, except as required by law, rule or regulation.

ALAMOS GOLD INC.

We were formed by articles of amalgamation dated February 21, 2003 and are organized pursuant to articles of amalgamation under the Business Corporations Act (British Columbia) dated July 15, 2004. We are an established Canadian-based gold producer that owns and operates the Mulatos Mine in Mexico, and has exploration and development activities in Mexico, Turkey and the United States. We employ more than 500 people and are committed to the highest standards of sustainable development. We are listed on the TSX and the NYSE under the symbol “AGI”. For more information, please visit our web site at www.alamosgold.com.

HISTORICAL TRADING INFORMATION FOR THE COMMON SHARES

The following sets out trading information for each of the periods set out below, based on information provided by the TSX and the NYSE.

Toronto Stock Exchange

	Price Per Common Share
Year Ended December 31,	High (C$)	Low (C$)
2014	13.92	7.39
2013	17.89	10.40
2012	21.00	13.84
2011	20.15	13.26
2010	21.65	11.31

	Price Per Common Share
Period	High (C$)	Low (C$)
January 1, 2015 – March 19, 2015	10.31	6.45
October 1, 2014 – December 31, 2014	10.24	7.39
July 1, 2014 – September 30, 2014	11.26	8.65
April 1, 2014 – June 30, 2014	11.17	8.70
January 1, 2014 – March 31, 2014	13.92	9.84
October 1, 2013 – December 31, 2013	17.06	11.92
July 1, 2013 – September 30 2013	17.86	12.20
April 1, 2013 – June 30, 2013	15.43	10.40
January 1, 2013 – March 31, 2013	17.89	13.32

	Price Per Common Share
Period	High (C$)	Low (C$)
March 1, 2015 – March 19, 2015	7.74	6.68
February 1, 2015 – February 28, 2015	7.76	6.60
January 1, 2015 – January 31, 2015	10.31	6.45
December 1, 2014 – December 31, 2015	8.98	7.39
November 1, 2014 – November 30, 2014	9.19	7.74
October 1, 2014 – October 31, 2014	10.24	8.01
September 1, 2014 – September 30, 2014	10.30	8.65

New York Stock Exchange

	Price Per Common Share
Year Ended December 31,	High (US$)	Low (US$)
2014	12.78	6.34
2013*	17.38	10.10

	Price Per Common Share
Period	High (US$)	Low (US$)
January 1, 2015 – March 19, 2015	8.54	5.11
October 1, 2014 – December 31, 2014	9.07	6.34
July 1, 2014 – September 30, 2014	10.55	7.79
April 1, 2014 – June 30, 2014	10.35	8.00
January 1, 2014 – March 31, 2014	12.78	8.87
October 1, 2013 – December 31, 2013	16.35	11.14
July 1, 2013 – September 30 2013	17.38	11.57
April 1, 2013 – June 30, 2013	15.03	10.10
February 13, 2013* – March 31, 2013	15.12	13.09

	Price Per Common Share
Period	High (US$)	Low (US$)
March 1, 2015 – March 19, 2015	6.15	5.25
February 1, 2015 – February 28, 2015	6.20	5.22
January 1, 2015 – January 31, 2015	8.54	5.11
December 1, 2014 – December 31, 2014	7.85	6.34
November 1, 2014 – November 30, 2014	8.14	6.79
October 1, 2014 – October 31, 2014	9.07	7.10
September 1, 2014 – September 30, 2014	9.51	7.79

*	The Common Shares began trading on the NYSE on February 13, 2013.

USE OF PROCEEDS

We have no basis for estimating precisely either the number of Common Shares that may be sold under the Plan or the prices at which such Common Shares may be sold. We intend to use the net proceeds from the sale of the Common Shares for general corporate purposes.

DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

The following is a summary of the material attributes of the Plan. The summary does not purport to be complete and is subject to, and qualified in its entirety by, reference to the complete Plan that is filed as an exhibit to the registration statement of which this prospectus forms a part. The Plan will be effective as of March 23, 2015.

Purpose

The Plan permits eligible holders of Common Shares to automatically reinvest cash dividends paid on Common Shares into additional Common Shares at the applicable Average Market Price (as defined below) and to make optional cash purchases of additional Common Shares at the applicable Average Market Price.

Definitions

Unless the context otherwise requires, capitalized terms used in the Plan have the following definitions:

“Average Market Price” has the meaning set forth in the Section titled “Price of Common Shares”;

“Beneficial Shareholders” means beneficial holders of Common Shares who hold their shares through an intermediary such as a financial institution, broker, nominee, or other intermediary;

“Business Day” means any day on which the Plan Agent’s offices are generally open for the transaction of commercial business, but does not in any event include a Saturday, Sunday, civic or statutory holiday in the Province of Ontario or the State of New York or a day on which the NYSE does not publicly trade;

“CDS” means Clearing and Depository Services Inc.;

“Code” has the meaning set forth in the Section titled “Certain United States Federal Income Tax Considerations”;

“Common Shares” means common shares of the Corporation;

“Corporation” means Alamos Gold Inc.;

“CRA” has the meaning set forth in the Section titled “Certain Canadian Federal Income Tax Considerations”;

“Dividend Payment Date” means a date on which cash dividends are paid on Common Shares;

“Dividend Record Date” means a record date for the payment of dividends on Common Shares;

“DRS Advice” means Direct Registration System Advice, a record of a security transaction affecting a shareholder’s account, as part of the Plan Agent’s Direct Registration System service;

“Enrollment Form” means the Reinvestment Enrollment – Participant Declaration Form, available on Computershare’s self-service web portal at www.investorcentre.com/alamosgold;

“IRS” has the meaning set forth in the Section titled “Certain United States Federal Income Tax Considerations”;

“Market Purchase” means Common Shares purchased on the open market which includes the facilities of the NYSE;

“NYSE” means the New York Stock Exchange;

“Optional Cash Purchase Shares” means Common Shares purchased by the Plan Agent using optional cash payments;

“Optional Cash Purchase Form” means the Optional Cash Purchase – Participant Declaration Form, available at the Plan Agent’s self-service web portal at www.investorcentre.com/alamosgold;

“Participant” means a registered or beneficial holder of Common Shares who, on the applicable Dividend Record Date for a cash dividend, is enrolled in the Plan;

“PFIC” has the meaning set forth in the Section titled “Certain United States Federal Income Tax Considerations”;

“Plan” means the Alamos Gold Inc. Dividend Reinvestment and Share Purchase Plan, as amended from time to time;

“Plan Agent” means Computershare Trust Company of Canada, or such other agent that is appointed by the Corporation from time to time to administer the Plan;

“Plan Shares” means Common Shares purchased under the Plan;

“Proposed Amendments” has the meaning set forth in the Section titled “Certain Canadian Federal Income Tax Considerations”;

“Registered Participant” means a Participant who holds a certificate or certificates registered in his or her own name, in each case for Common Shares enrolled in the Plan;

“Regulations” has the meaning set forth in the Section titled “Certain Canadian Federal Income Tax Considerations”; and

“Tax Act” has the meaning set forth in the Section titled “Certain Canadian Federal Income Tax Considerations”.

Participation in the Plan

Eligibility

Subject to the provisions of the Section titled “Participation in the Plan”, registered and beneficial holders of Common Shares residing in Canada or the United States are eligible to participate in the Plan. Dividends to be reinvested by Shareholders outside of Canada will continue to be subject to withholding under applicable tax laws and the amount reinvested will be reduced by the amount of tax withheld.

Enrollment – Registered Shareholders

Eligible shareholders may enroll all or any portion of their Common Shares in the Plan by enrolling online through the Plan Agent’s self-service web portal at www.investorcentre.com/alamosgold or by downloading the Enrollment Form and duly completing and delivering it to the Plan Agent by 4:00 p.m. (Toronto time) on the fifth (5th) Business Day prior to a Dividend Record Date for it to be effective on such Dividend Payment Date. Any Enrollment Form received after such time will be processed for the next applicable Dividend Record Date. Registered shareholders may also obtain an Enrollment Form by contacting the Plan Agent in any of the manners specified in “Notices and Correspondence” below or by following the instructions provided on the Corporation’s website at http://www.alamosgold.com/investors/Dividend-Reinvestment-Plan.

Enrollment – Beneficial Shareholders

Effective March 31, 2014, the Depositary Trust Company (“DTC”) is no longer participating in dividend reinvestment plans for Canadian issuers. As a result, DTC participants are required to withdraw their securities from DTC and deposit them with CDS or have them registered in the customer name in order to participate in the Plan.

Beneficial Shareholders who hold their Common Shares through an intermediary must have such Common Shares registered in their own name and enrolled in accordance with the Section titled “Enrollment – Registered Shareholders” or instruct their intermediary to enroll their Common Shares in the Plan on their behalf, if the intermediary allows such enrollment. The date of enrollment for Beneficial Shareholders who have instructed an intermediary to enroll their Common Shares in the Plan will be determined by the administrative practices of the intermediary.

Ongoing Enrollment

Once a Participant has enrolled in the Plan, participation continues automatically unless terminated in accordance with the Plan. Eligible Shareholders who participate in the Plan indirectly through CDS or otherwise through their financial institution, broker, nominee, or other intermediary should consult such intermediary to confirm the intermediary’s policies concerning continued participation following initial enrollment.

Deemed Confirmations

By enrolling in the Plan, whether directly as a registered shareholder or indirectly as a Beneficial Shareholder through an intermediary, a Participant is deemed to have:

•	represented and warranted to the Corporation and the Plan Agent that they are eligible to participate in the Plan;

•	appointed the Plan Agent to receive from the Corporation, and directed the Corporation to credit the Plan Agent with, all dividends payable in respect of all Common Shares registered in the name of the shareholder and enrolled in the Plan or held under the Plan for its account, or, in the case of a Beneficial Shareholder enrolled indirectly through an intermediary, that is enrolled on its behalf in the Plan;

•	authorized and directed the Plan Agent to reinvest on behalf of the Participant such dividends (less any applicable withholding taxes) in Common Shares, all in accordance with the provisions of the Plan as set forth herein and otherwise upon and subject to the terms and conditions of the Plan; and

•	acknowledged and agreed to the limitations on liability as set out in “Liabilities of the Corporation and the Plan Agent”.

Restrictions

The Corporation may, in its sole discretion, determine from time to time that any shareholder or group of shareholders may not participate or continue to participate in the Plan. Without limiting the generality of the foregoing, the Corporation may deny the right to participate in the Plan to any shareholder if the Corporation deems it to be advisable under any laws or regulations. Further, the Corporation may deny the right to participate in the Plan to any shareholder if the Corporation has reasons to believe that such shareholder has been engaging in market activities, or has been artificially accumulating securities of the Corporation, for the purpose of taking undue advantage of the Plan to the detriment of the Corporation.

The Plan Agent

Administration of the Plan

Computershare Trust Company of Canada has been appointed as the initial Plan Agent to administer the Plan on behalf of the Corporation and the Participants. The Corporation may from time to time appoint a Plan Agent to administer the Plan on behalf of the Corporation and the Participants, pursuant to the agreement between the Corporation and the Plan Agent. Such agreement may be terminated by the Corporation or the Plan Agent in accordance with its terms.

All funds received by the Plan Agent under the Plan (which consist of cash dividends and optional cash purchases received from the Participants) will be applied to the purchase of Plan Shares. In no event will interest be paid to Participants on any funds held for reinvestment under the Plan.

Notwithstanding the foregoing, all issues of interpretation arising in connection with the Plan or its application shall be conclusively determined by the Corporation in accordance with the Section titled “Rules”.

Dealing in Corporation Securities

The Plan Agent or its affiliates may, from time to time, for their own account or on behalf of accounts managed by them, deal in securities of the Corporation and will not, to the extent permitted by law, be liable to account to the Corporation or to Participants in respect of such dealings.

Adherence to Regulation

The Plan Agent is required to comply with applicable laws, orders or regulations of any governmental authority which impose on the Plan Agent a duty to take or refrain from taking any action under the Plan and to permit any properly authorized person to have access to and to examine and make copies of any records relating to the Plan.

Resignation of Plan Agent

The Plan Agent may resign as Plan Agent under the Plan in accordance with the agreement between the Corporation and the Plan Agent, in which case the Corporation will appoint another agent as the Plan Agent.

Purchase of Common Shares under the Plan

Aggregation of Dividends and Allocation to Participants’ Accounts

On each Dividend Payment Date, the Corporation will pay all cash dividends payable on Common Shares enrolled in the Plan to the Plan Agent. Those cash dividends will be aggregated and used by the Plan Agent to purchase Common Shares (the “Plan Shares”) on behalf of Registered Participants on each Dividend Payment Date which in the case of a Market Purchase will be effected in accordance with paragraph (a) under the Section titled “Price of Common Shares”. The dividends on Plan Shares will, in turn, be reinvested in additional Plan Shares.

Following each Dividend Payment Date, each Registered Participant’s account will be credited with that number of Plan Shares, including fractions computed to six decimal places, which is equal to the aggregate dividend amount to be invested for such Registered Participant’s account divided by the applicable Average Market Price. The crediting of fractional Common Shares in favor of non-registered shareholders who participate in the Plan through an intermediary will depend on the policies of that intermediary. A Plan Participant that is a non-registered shareholder will receive, from his, her or its intermediary, for tax reporting purposes, confirmation of the number of Common Shares issued to such Plan Participant under the Plan in accordance with the intermediary’s usual practice.

Limit of Reinvestments in Certain Events

The Corporation may limit the maximum number of Common Shares that may be issued under the Plan. If issuing Common Shares under the Plan would result in the Corporation exceeding the limit and the Corporation determines not to issue Common Shares in respect of a particular Dividend Payment Date, Participants will receive from the Plan Agent cash dividends for the dividends that are not reinvested in Common Shares (without interest or deduction thereon, except for any applicable withholding taxes). The Corporation will be under no obligation to issue Common Shares to any Participants under the Plan where the Corporation exceeds the maximum number of Common Shares that may be issued under the Plan. The Corporation will be under no obligation to issue Common Shares on a pro rata basis to Participants under the Plan where the Corporation exceeds the maximum number of Common Shares that may be issued under the Plan. The Corporation is not required to facilitate market purchases of Common Shares for any dividends not reinvested due to a limit on the number of Common Shares issuable under the Plan.

Optional Cash Purchase Shares

Participants may choose to make optional cash purchases of Common Shares under the Plan in amounts equal to or greater than US$500, but not to exceed an aggregate amount of US$20,000 per fiscal year. There is no obligation on a Participant to make optional cash payments nor to make all such payments in the same amount. No interest will be paid to Participants on any funds held for investment under the Plan. The aggregate number of Common Shares which may be purchased by all participants in any fiscal year of the Corporation under the optional cash payments may not exceed two percent of the issued and outstanding Common Shares at the beginning of the fiscal year.

Registered Participants may make optional cash purchases by submitting an Optional Cash Purchase Form together with sufficient funds via a cheque (in United States or Canadian currency) made payable to the Plan Agent. The Optional Cash Purchase Form and optional cash payment must be received by the Plan Agent no later than 4:00 p.m. (Toronto time) on the fifth (5th) Business Day prior to a Dividend Payment Date and optional cash payments will be used by the Plan Agent to purchase Common Shares (the “Optional Cash Purchase Shares”) on the Dividend Payment Date which in the case of a Market Purchase will be effected in accordance with paragraph (a) under the Section titled “Price of Common Shares”. Any Optional Cash Purchase Forms received after such time will be held and processed for the next applicable Dividend Payment Date.

Payments received in Canadian currency will be converted to U.S. currency at the noon rate of the principal banker of the Plan Agent on the date of bank deposit by the Plan Agent. Payment in currencies other than Canadian or U.S. dollars are not acceptable.

Anti-money laundering laws require that the Plan Agent collect and record specific information and take other compliance measures on new or existing Plan participants who elect to make an initial share purchase or additional optional share purchase under the Plan. In order to participate in the optional cash purchase feature of the Plan, all Plan participants must have passed the requisite requirements under applicable anti-money laundering laws, which are contained in the Enrollment Form and Optional Cash Purchase Form.

Eligible optional cash payments made by Registered Participants will be aggregated and used by the Plan Agent to purchase Optional Cash Purchase Shares on behalf of those Registered Participants on each Dividend Payment Date which in the case of a Market Purchase will be effected in accordance with paragraph (a) under the Section titled “Price of Common Shares”. The dividend on such shares will, in turn, be reinvested in additional Plan Shares. Following such purchases, the account of each Registered Participant making an optional cash purchase will be credited with that number of Plan Shares purchased on their behalf, including fractions computed to six decimal places, which is equal to the aggregate optional cash payment amount to be invested for the Registered Participant’s account divided by the applicable Average Market Price.

Non-registered shareholders should contact their intermediary to determine the procedures for making optional cash purchases of Common Shares under the Plan.

Source of Plan Shares

The Plan Shares acquired by the Plan Agent under the Plan will be, at the Corporation’s election determined from time to time by authorization of the Board of Directors of the Corporation, either newly issued Common Shares from the Corporation treasury (a “Treasury Purchase”) or Common Shares purchased on the open market, which includes the facilities of the NYSE (a “Market Purchase”).

Purchases of Common Shares

On each Dividend Payment Date, the Plan Agent will buy Plan Shares either through a Treasury Purchase or a Market Purchase, which Market Purchase shall be effected in accordance with paragraph (a) under the Section titled “Price of Common Shares”.

Price of Common Shares

The price allocated to each Plan Share acquired by the Plan Agent under the Plan on each Dividend Payment Date (the “Average Market Price”) will be determined as follows:

(a)	For a Market Purchase, the Average Market Price will be the average price paid per Common Share on the open market by the Plan Agent. The Common Shares will be purchased over the five (5) consecutive trading day period commencing one Business Day following the Dividend Payment Date.

(b)	For a Treasury Purchase, the Average Market Price will be equal to the volume weighted average price of the Common Shares on the NYSE for the five (5) trading days preceding the Dividend Payment Date.

(c)	For a Treasury Purchase in connection with the reinvestment of dividends or Optional Cash Purchase Shares, the Average Market Price may also include a discount of up to 5% from the volume weighted average price of the Common Shares on the NYSE for the five (5) trading days preceding the Dividend Payment Date. The Corporation will from time to time in its sole discretion determine the amount of any applicable discount.

(d)	The Corporation will announce by way of press release and/or in dividend announcements whether purchases of Common Shares under the Plan will be made by way of a Treasury Purchase or a Market Purchase and any applicable discount for Treasury Purchases in connection with the reinvestment of dividends or optional cash purchases.

Disposition or Withdrawal of Common Shares

Withdrawal of Plan Shares

Registered Participants whose Common Shares are enrolled in the Plan may withdraw some or all of their whole Plan Shares at any time without terminating their participation in the Plan by completing the withdrawal portion of the voucher located on the reverse of the Registered Participant’s periodic statement of account, and by sending such completed voucher to the Plan Agent. Participants resident in Canada may also withdraw shares at the Plan Agent’s self-service web portal at www.investorcentre.com/alamosgold. The Plan Agent will confirm such withdrawal in the next statement of account mailed to the Registered Participant following receipt of such request. The Plan Agent will deliver a share certificate (or DRS Advice if applicable) for the whole Plan Shares withdrawn from the Plan by the Registered Participant, as soon as practicable.

Beneficial Shareholders who have enrolled in the Plan should contact their intermediary to determine the procedures for withdrawing Plan Shares from the Plan.

Disposition of Plan Shares

Plan Shares may not be pledged, hypothecated, assigned or otherwise disposed of or transferred. Participants who wish to pledge, hypothecate, assign, dispose of or otherwise transfer their Plan Shares must withdraw such Plan Shares from the Plan prior to such pledge, hypothecation, assignment, disposal or transfer.

Continuation of Participation

If a Participant withdraws less than such Participant’s entire Plan Shares, cash dividends paid on the remaining Plan Shares held by such Participant will continue to be reinvested into Common Shares under the Plan.

Termination of Participant’s Account

Termination by Participant

Registered Participants may terminate their participation in the Plan by completing the termination portion of the voucher located on the reverse of the Registered Participant’s periodic statement of account and by sending such completed voucher to the Plan Agent. Registered Participants in Canada may also terminate from the Plan at the Plan Agent’s self-service web portal at www.investorcentre.com/alamosgold. The Plan Agent must receive notice of termination no later than 4:00 p.m. (Toronto time) on the fifth (5th) Business Day prior to the applicable Dividend Record Date for the termination to be effective for the applicable Dividend Payment Date. Termination requests received after such time will be processed after the Dividend Payment Date.

The Plan Agent will issue a share certificate (or DRS Advice, if applicable) for the number of whole Plan Shares held in such Participant’s account and a cash payment for any fraction of a Plan Share remaining in the Participant’s account. The amount of payment for any such fraction will be determined by the current market price that is received or would be received at the time of sale.

Beneficial Shareholders who have enrolled in the Plan should contact their intermediary to determine the procedures for terminating their participation in the Plan.

Death of a Participant

Participation in the Plan will be terminated upon receipt by the Plan Agent of appropriate evidence of the death of a Registered Participant from such Participant’s duly appointed legal representative and written instructions to terminate such Participant’s participation in the Plan. Proof of the legal representative’s authority to act must accompany the evidence of death. The Plan Agent will terminate the account for such deceased Participant and issue a share certificate (or DRS Advice if applicable), and a cash payment for a fractional Plan Share as the case may be, in the name of an estate. The amount of payment for any such fraction will be determined by the current market price that is received or would be received at the time of sale.

Termination by Corporation or Plan Agent

The Corporation or the Plan Agent may terminate any Registered Participant’s account upon written notice to the Participant at any time if the Participant has less than one whole Plan Share. The amount of payment for any such fraction will be calculated determined by the current market price that is received or would be received at the time of sale.

Administration

Registration of Plan Shares

All whole and fractional Plan Shares purchased under the Plan will be registered in the name of the Plan Agent or its intermediary and the appropriate number of whole and fractional Plan Shares will be credited to the account of Registered Participants or, in the case of Beneficial Shareholders, in the name of CDS, or its successor, who will credit the intermediaries, as applicable.

Fees

Except as otherwise specifically provided in the Plan, the Corporation will be responsible for all administrative costs of the Plan, including any brokerage commissions or the fees or other expenses of the Plan Agent payable in connection with the purchase of Plan Shares under the Plan.

Beneficial Shareholders may be charged additional fees by the intermediary through whom their Plan Shares are held.

Statement of Account

The Plan Agent will maintain an account for each Registered Participant in the Plan. An audited statement of account regarding the purchases under the Plan will be mailed to each Registered Participant on a semi-annual basis and setting out, amongst other things, the number of Plan Shares purchased through the Plan and the applicable Average Market Price per Plan Share. The statement of account will be mailed as soon as practicable after each Dividend Payment Date. Such statements will constitute a Registered Participant’s continuing record of the date and valuation of the acquisition of Plan Shares and should be retained for income tax purposes. Registered Participant’s tax information will be mailed annually.

Beneficial Shareholders who have enrolled in the Plan may receive statements of account from their intermediary in accordance with the intermediary’s administrative practices. Such statements will constitute a Beneficial Shareholder’s continuing record of the date and valuation of the acquisition of Plan Shares and should be retained for income tax purposes. Beneficial Shareholders should contact their intermediary to determine the procedures for requesting current statements.

Liabilities of the Corporation and Plan Agent

Neither the Corporation nor the Plan Agent will be liable for any act or omission to act, or will have any duties, responsibilities or liabilities except as expressly set forth in the Plan or as required by law.

Neither the Corporation nor the Plan Agent will be liable in respect of the prices at which Plan Shares are purchased or sold on behalf of Participants under the Plan or the timing of purchases or sales made under the Plan.

Neither the Corporation nor the Plan Agent can assure a profit or protect against a loss on Plan Shares purchased or sold under the Plan.

The Corporation and the Plan Agent shall have the right to reject any request regarding enrollment, optional cash purchase, withdrawal or termination from the Plan if such request is not received in proper form. Any such request will be deemed to be invalid until any irregularities have been resolved to the satisfaction of the Corporation and/or the Plan Agent.

Miscellaneous

Voting of Plan Shares

Registered Participants may vote whole Plan Shares held by the Plan Agent on their behalf, in the same manner as any other Common Shares of the Corporation either by proxy or in person. The Plan Agent will forward any proxy solicitation materials to Registered Participants as soon as practicable following receipt thereof.

Beneficial Shareholders should contact their intermediary to determine the procedures for voting Plan Shares.

Rights Offerings, Stock Splits and Stock Dividends

If the Corporation makes available to holders of record of its Common Shares rights to subscribe for additional Common Shares or other securities, Registered Participants will be forwarded rights certificates pertaining to their whole Plan Shares held by the Plan Agent on their behalf, subject to the terms and conditions of the rights offering. No such rights will be made available in respect of fractions of Plan Shares held by the Plan Agent. Each Registered Participant’s account will be adjusted for any stock splits or stock dividends declared on Plan Shares.

Beneficial Shareholders should contact their intermediary with questions regarding the procedures for rights offerings, stock splits and stock dividends.

Currency

All monetary amounts identified in the Plan are in U.S. dollars, unless otherwise expressly stated.

Termination, Suspension or Amendment of Plan

Subject to any required regulatory or stock exchange approval, the Corporation may amend or suspend, in whole or in part, or terminate the Plan at any time upon notice thereof to all Participants, without their consent or approval. If the Plan is terminated by the Corporation, the Plan Agent will remit to each Registered Participant a certificate (or DRS Advice if applicable) for whole Plan Shares held for such Participant under the Plan, together with the proceeds for any fraction of such shares. The amount of payment for any such fraction will be determined by the current market price that is received or would be received at the time of sale. In the event of suspension of the Plan, the Plan Agent will make no investments on any Dividend Payment Date following the effective date of such suspension and all dividends will be paid in cash during such suspension.

Beneficial Shareholders should contact their intermediary with questions regarding the procedures of the intermediary in the event of the suspension or termination of the Plan.

Assignment

A holder of Common Shares may not assign its right to participate in the Plan.

Rules

The Corporation may make rules and regulations to facilitate the administration of the Plan and reserves the right to regulate and interpret the Plan text as the Corporation deems necessary or desirable. The Corporation may adopt rules and regulations concerning the establishment of Internet-based or other electronic mechanisms with respect to the enrollment in the Plan, the communication of information concerning the Plan to the Participants and any other aspects of the Plan.

Electronic Communications

References in the Plan to the delivery of instructions, notices or other documents in writing will be deemed to include, subject to the adoption of rules or regulations by the Corporation, delivery by electronic means, including the Internet.

General

Provisions of the Plan apply to all Participants, but are subject to the administrative practices and requirements of intermediaries through whom Common Shares are held by Beneficial Shareholders. Beneficial Shareholders should consult with the relevant intermediary to determine the procedures for participation in the Plan. The administrative practices of such intermediaries may vary and accordingly the various dates by which actions must be taken and the documentary requirements set out in the Plan may not be the same as those required by such intermediaries.

Governing Law

The Plan will be governed by and construed in accordance with the laws of Ontario and the laws of Canada applicable therein.

Notices and Correspondence

Communications to the Plan Agent should be addressed as follows: Computershare Trust Company of Canada, 100 University Avenue, 8th Floor, North Tower, Toronto, Ontario, M5J 2Y1, Attention: Dividend Reinvestment Department, Or the National Contact Center at North America: 1-800-564-6253, Outside of North America: 514-982-7555, Or by visiting www.Investorcentre.com/service; Notices to Alamos Gold Inc., 2200 – 130 Adelaide Street West, Toronto, Ontario, M5H 3P5, Attention: James Porter, Chief Financial Officer, Telephone: 416 368-9932, Facsimile: 416 368-2934.

Registered Participants must notify the Plan Agent promptly in writing of any change of address. Notices or statements from the Plan Agent to Registered Participants will be mailed at the last address of record for each Participant in the Plan, and any such notice or statement will be deemed received when received by the Participant or within five (5) Business Days after mailing, whichever occurs earlier.

Effective Date

The effective date of the Plan is March 26, 2015.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the principal Canadian federal income tax considerations generally applicable to a Participant who, at all relevant times, for purposes of the application of the Income Tax Act (Canada) (the “Tax Act”) and the Income Tax Regulations (the “Regulations”), deals at arm’s length with and is not affiliated with the Corporation, holds Common Shares acquired under the Plan as capital property, and has cash dividends paid on Common Shares reinvested in Common Shares under the Plan or purchases Common Shares through optional cash payments.

This summary is based upon the current provisions of the Tax Act and the Regulations, and all specific proposals to amend the Tax Act and the Regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”), and the current published administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”). This summary assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations, and does not take into account Canadian provincial or territorial income tax laws, or foreign tax considerations.

This summary does not apply to: (i) a Participant who is subject to the “mark-to-market” rules under the Tax Act applicable to certain “financial institutions”; (ii) a Participant an interest in which is a “tax shelter investment”; (iii) a Participant who makes or has made a functional currency reporting election pursuant to section 261 of the Tax Act; (iv) a Participant who has entered into or will enter into a “derivative forward agreement” with respect to their Common Shares (all as defined in the Tax Act); or (v) a Participant who purchases Optional Cash Purchase Shares. Such Participants should consult their own tax advisors.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular Participant under the Plan. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective participants should consult their own tax advisers having regard to their own particular circumstances.

For the purposes of the Tax Act and the Regulations, all U.S. dollar amounts relating to the acquisition, holding or disposition of Common Shares must generally be expressed in Canadian dollars using the daily noon rate as quoted by the Bank of Canada for the relevant day or such other rate of exchange that is acceptable to the CRA. As a result, the amount required to be included in the income of a Participant may be affected by virtue of fluctuations in the value of the U.S. dollar relative to the Canadian dollar.

Canadian Residents

This portion of the summary is generally applicable to a Participant who, at all relevant times, for purposes of the application of the Tax Act, is, or is deemed to be, resident in Canada.

All cash dividends paid on Common Shares that are reinvested on behalf of a Participant will generally be subject to the tax treatment normally applicable to taxable dividends (including “eligible dividends” as defined in the Tax Act) from “taxable Canadian corporations”, as defined in the Tax Act. For example, in the case of a Participant who is an individual, such dividends will be subject to the normal gross-up and dividend tax credit rules or, in the case of a Participant who is a private corporation or one of certain other corporations, a refundable tax will apply to the amount of the dividend. Other taxes could apply depending on the circumstances of the Participant.

A Participant will not realize any taxable income when the Participant receives certificates, or DRS Advice if applicable, for whole Common Shares credited to the Participant’s account, whether upon the Participant’s request, upon termination of participation or upon termination of the Plan.

The cost to a Participant of Common Shares acquired under the Plan will be the price paid for such shares by the Participant. For the purpose of computing the adjusted cost base of such shares to the Participant, the cost of such shares will be averaged with the adjusted cost base of all Common Shares held by the Participant as capital property.

A Participant may realize a capital gain or capital loss on the disposition of Common Shares acquired through the Plan, including in circumstances where a Participant receives a cash payment for any fraction of a Common Share.

Non-Residents of Canada

This portion of the summary is generally applicable to a Participant under the Plan who, at all relevant times, for purposes of the application of the Tax Act, is not, and is not deemed to be, resident in Canada, and who does not carry on a business in Canada. Special rules, which are not discussed in this summary, may apply to a Participant who is not resident in Canada and who is an insurer that carries on an insurance business in Canada and elsewhere.

Dividends which a Participant who is not resident in Canada designates for reinvestment under the Plan will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the Participant is entitled under any applicable income tax convention between Canada and the country in which the Participant is resident. For example, where a Participant is a U.S. resident entitled to benefits under the Canada-U.S. Income Tax Convention (1980), as amended, and is the beneficial owner of the dividends, the applicable rate of Canadian withholding tax is generally reduced to 15%. The amount of dividends to be invested under the Plan will be reduced by the amount of tax withheld.

Gains on the disposition of Common Shares by a Participant who is not resident in Canada are generally not subject to Canadian income tax unless such shares are or are deemed to be “taxable Canadian property” (as defined in the Tax Act) and the Participant is not entitled to relief under any applicable income tax convention between Canada and the country in which the Participant is resident. Provided that the Common Shares are then listed on a “designated stock exchange” (as defined in the Tax Act), the Common Shares generally will not constitute “taxable Canadian property” of a Participant who is not resident in Canada unless, at any time during the 60-month period immediately preceding the disposition of the common shares of the Bank: (i)(a) the Participant, (b) persons with whom the Participant did not deal at arm’s length, (c) pursuant to certain Proposed Amendments, partnerships in which the Participant or persons described in (b) holds a membership interest directly or indirectly through one or more partnerships, or (d) one or any combination of persons or partnerships described in (a) to (c) above, owned 25% or more of the issued shares of any class of the capital stock of the Corporation, and (ii) more than 50% of the fair market value of the Common Shares was derived directly or indirectly from one or any combination of: (A) real or immovable property situated in Canada; (B) “Canadian resource properties” (as defined in the Tax Act); (C) “timber resource properties” (as defined in the Tax Act); and (D) options in respect of, or interests in, or for civil law rights in, property described in (A) to (C), whether or not the property exists

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain United States federal income tax considerations relating to participation in the Plan by U.S. Participants (as defined below) that hold Common Shares, acquired pursuant to the Plan, as capital assets (generally, property held for investment). For purposes of this discussion, a “U.S. Participant” generally means a beneficial owner of Common Shares enrolled in the Plan that is, for United States federal income tax purposes, any of the following:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity treated as a corporation for United States federal income tax purposes, created in, or organized under the laws of, the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust if either (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect to be treated as a United States person under applicable Treasury regulations.

THIS DISCUSSION IS INCLUDED HEREIN AS GENERAL INFORMATION ONLY. ACCORDINGLY, PROSPECTIVE U.S. PARTICIPANTS IN THE PLAN ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES INCOME AND OTHER TAX CONSIDERATIONS APPLICABLE TO THEM RELATING TO PARTICIPATION IN THE PLAN.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, United States Treasury regulations promulgated under the Code, judicial opinions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect as of the date hereof, and any of which are subject to change (possibly with retroactive effect), or differing interpretations, so as to result in United States federal income tax consequences different from those discussed herein. This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular U.S. Participant in light of that U.S. Participant’s individual circumstances, nor does it address any aspects of United States federal estate and gift, state, local, or non-United States taxes or the 3.8% tax imposed on certain net investment income. This discussion does not apply, in whole or in part, to particular U.S. Participants in light of their individual circumstances or to participants subject to special treatment under the United States federal income tax laws, such as:

•	insurance companies;

•	tax-exempt organizations (including private foundations), qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

•	banks and other financial institutions;

•	brokers or dealers in securities or currencies;

•	regulated investment companies;

•	real estate investment trusts;

•	passive foreign investment companies;

•	entities or arrangements treated as partnerships for United States federal income tax purposes;

•	U.S. Participants that hold, or will hold, Common Shares as part of a straddle, hedge, appreciated financial position, conversion transaction or other risk reduction strategy;

•	persons that hold an interest in an entity that holds, or will hold, the Common Shares;

•	persons liable for alternative minimum tax;

•	persons that have a “functional currency” other than the United States dollar;

•	persons that generally mark their securities to market for United States federal income tax purposes;

•	persons that acquired the Common Shares in connection with the exercise of employee stock options or otherwise as compensation for services;

•	persons that own, or have owned, directly, indirectly or constructively, 10% or more of the Corporation’s common stock (by vote or value) for United States federal income tax purposes; and

•	United States expatriates.

If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) participates in the Plan, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Any such partner or partnership should consult its tax advisor as to the particular United States federal income tax considerations relating to participation in the Plan.

Tax Considerations Relating to Dividend Reinvestment

In the case of a Treasury Purchase, a U.S. Participant generally will be treated as receiving a distribution for United States federal income tax purposes in an amount equal to the fair market value on the applicable Dividend Payment Date of the Common Shares purchased with reinvested dividends plus the amount of any Canadian withholding tax withheld therefrom. The fair market value of the Common Shares purchased from the Corporation on the applicable Dividend Payment Date may be higher or lower than the price used to determine the number of Common Shares so purchased pursuant to the Plan. In the case of a Market Purchase, a U.S. Participant generally will be treated as receiving a distribution for United States federal income tax purposes in an amount equal to sum of (i) the cash dividend paid by the Corporation (without reduction for any Canadian tax withheld from such dividend) and (ii) any brokerage commissions, fees, transaction costs or other related charges paid by the Corporation that are allocable to the Plan Agent’s purchase of Common Shares on behalf of such U.S. Participant. The amount of any such distribution to a U.S. Participant (reduced by any Canadian tax withheld from such distribution) generally will be such U.S. Participant’s tax basis in the Common Shares purchased. A U.S. Participant’s holding period for these Common Shares will begin on the day following the date of purchase.

Any distribution to a U.S. Participant described in the preceding paragraph generally will be subject to United States federal income tax in the same manner as cash distributions described below. See “– Tax Considerations Relating to the Acquisition, Ownership and Disposition of Common Shares – Distributions on Common Shares; – Backup Withholding Tax and Information Reporting.”

If United States backup withholding tax applies to any dividends paid that are to be reinvested in Common Shares, the number of Common Shares credited to a U.S. Participant’s account will be reduced as a result of such backup withholding tax. See “– Tax Considerations Relating to the Acquisition, Ownership and Disposition of Common Shares – Backup Withholding Tax and Information Reporting.”

Tax Considerations Relating to Optional Cash Purchases

In the case of an optional cash purchase effected as a Treasury Purchase, a U.S. Participant generally will be treated as having received a distribution for United States federal income tax purposes as a result of such acquisition in an amount equal to the excess, if any, of (i) the fair market value of the Common Shares on the Dividend Payment Date on which the Plan Agent purchases Common Shares for the benefit of Participants pursuant to the Plan, over (ii) the optional cash payment made. In the case of an optional cash purchase effected as a Market Purchase, a U.S. Participant generally will be treated for United States federal income tax purposes as receiving a distribution in an amount equal to any brokerage commissions, fees, transaction costs or other related charges paid by the Corporation that are allocable to the Plan Agent’s purchase of Common Shares on behalf of such U.S. Participant. A U.S. Participant’s tax basis in the Common Shares purchased generally will be equal to the cost paid by the Plan Agent to acquire such Common Shares, plus the amount (if any) treated as a distribution for United States federal income tax purposes. The U.S. Participant’s holding period for those Common Shares will begin on the day following the date of purchase.

Any distribution to a U.S. Participant described in the preceding paragraph generally will be subject to United States federal income tax in the same manner as cash distributions described below. See “– Tax Considerations Relating to the Acquisition, Ownership and Disposition of Common Shares – Distributions on Common Shares; – Backup Withholding Tax and Information Reporting.”

Tax Considerations Relating to the Acquisition, Ownership and Disposition of Common Shares

Distributions on Common Shares

In general, subject to the passive foreign investment company (“PFIC”) rules discussed below, the gross amount of any distribution made to a U.S. Participant on Common Shares (including amounts withheld to pay Canadian withholding taxes) will constitute a dividend for United States federal income tax purposes to the extent paid out of the Corporation’s current or accumulated earnings and profits, as determined for United States federal income tax purposes. To the extent the amount of such distribution exceeds the Corporation’s current and accumulated earnings and profits, it will be treated first as a non-taxable return of capital to the extent of such U.S. Participant’s tax basis in such Common Shares and thereafter will be treated as gain from the sale or exchange of such Common Shares. The Corporation does not intend to calculate its earnings and profits under United States federal income tax rules. Accordingly, U.S. Participants should expect that a distribution generally will be treated as a dividend for United States federal income tax purposes.

The amount of any dividend paid to a U.S. Participant in Canadian dollars (including amounts withheld to pay Canadian withholding taxes) will be includible in income in a United States dollar value amount by reference to the exchange rate between the United States dollar and the Canadian dollar in effect on the date of receipt of such dividend by the U.S. Participant (or the Plan Agent on behalf of the U.S. Participant), regardless of whether the Canadian dollars so received are in fact converted into United States dollars. If the Canadian dollars so received are converted into United States dollars on the date of receipt, such U.S. Participant generally should not be required to recognize foreign currency gain or loss in respect of the dividend income. If the Canadian dollars so received are not converted into United States dollars on the date of receipt, such U.S. Participant generally will have a tax basis in such Canadian dollars equal to the United States dollar value of such Canadian dollars on the date of receipt. Such tax basis will be used to measure gain or loss from a subsequent conversion or other disposition of the Canadian dollars. Any gain or loss on a subsequent conversion or other taxable disposition of such Canadian dollars generally will be treated as ordinary income or loss to such U.S. Participant and generally will be income or loss from sources within the United States for United States foreign tax credit purposes.

Subject to the PFIC rules discussed below, distributions on Common Shares to certain non-corporate U.S. Participants that are treated as dividends may be taxed at preferential rates. The amount of a distribution treated as a dividend will not be eligible for the “dividends received” deduction ordinarily allowed to corporate shareholders with respect to dividends received from United States corporations.

Distributions on Common Shares that are treated as dividends generally will constitute income from sources outside the United States and generally will be categorized for United States foreign tax credit purposes as “passive category income.” A U.S. Participant may be eligible to elect to claim a United States foreign tax credit against its United States federal income tax liability, subject to applicable limitations and holding period requirements, for Canadian tax withheld, if any, from distributions received in respect of the Common Shares. A U.S. Participant that does not elect to claim a United States foreign tax credit may instead claim a deduction for Canadian tax withheld, but only for a taxable year in which the U.S. Participant elects to do so with respect to all non-United States income taxes paid or accrued in such taxable year. The rules relating to United States foreign tax credits are complex, and each U.S. Participant should consult its tax advisor regarding the application of such rules.

Sale, Exchange or Other Taxable Disposition of Common Shares

A U.S. Participant generally will recognize gain or loss for United States federal income tax purposes upon the sale, exchange or other taxable disposition of Common Shares and when it receives cash payments for fractional shares credited to its account on exiting from the Plan or otherwise. The amount of gain or loss will equal the difference, if any, between the amount realized on the sale, exchange or other taxable disposition and such U.S. Participant’s adjusted tax basis in its Common Shares. Subject to the PFIC rules discussed below, such gain or loss will be capital gain or loss and will be long-term capital gain (currently taxable at a reduced rate for non-corporate U.S. Participants) or loss if, on the date of the sale, exchange or other taxable disposition, the Common Shares or fraction thereof was held by such U.S. Participant for more than one year. The deductibility of capital losses is subject to limitations. Such gain or loss generally will be sourced within the United States for United States foreign tax credit purposes.

Passive Foreign Investment Company Rules

A foreign corporation will be considered a PFIC for any taxable year in which (1) 75% or more of its gross income is “passive income” or (2) 50% or more of the average quarterly value of its assets produce (or are held for the production of) “passive income.” For this purpose, “passive income” generally includes interest, dividends, rents, royalties and certain gains. Based on the current composition of the income and assets of the Corporation and its subsidiaries, the Corporation does not believe that it will be a PFIC in the current taxable year, nor does it anticipate that it will become a PFIC in the foreseeable future. However, there can be no assurance that the IRS will not successfully challenge the Corporation’s position or that the Corporation will not become a PFIC in a future taxable year, as PFIC status is re-tested each year and depends on a corporation’s assets and income in such year. If the Corporation is classified as a PFIC in any year a U.S. Participant owns the Common Shares, certain adverse tax consequences could apply to such U.S. Participant. Certain elections may be available (including a mark-to-market election) to U.S. Participants that may mitigate some of the adverse consequences resulting from the Corporation’s treatment as a PFIC. U.S. Participants should consult their tax advisors regarding the application of the PFIC rules to their participation in the Plan and whether to make an election or protective election.

Backup Withholding Tax and Information Reporting

In general, information reporting requirements will apply to payments of dividends, as well as on proceeds from the sale, exchange or other taxable disposition of the Common Shares paid within the United States (and in certain cases, outside the United States) to U.S. Participants other than certain exempt recipients (such as corporations). In addition, backup withholding may apply to such amounts if a U.S. Participant fails to furnish a correct Taxpayer Identification Number on IRS Form W-9 or otherwise fails to comply with applicable requirements. Amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the U.S. Participant’s United States federal income tax liability, provided that certain required information is furnished to the IRS in a timely manner.

A U.S. Participant who is an individual and who holds certain specified foreign financial assets (which may include the Common Shares) with an aggregate value in excess of US$50,000 generally is required to report information relating to such interests by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with such individual’s tax return for each year in which such individual held an interest in the specified foreign financial assets. U.S. Participants should consult their tax advisors regarding information reporting requirements relating to their participation in the Plan.

DESCRIPTION OF SHARES TO BE REGISTERED

The Common Shares to be offered by this prospectus will be offered to our shareholders pursuant to participation in the Plan. The Common Shares are currently listed on the TSX and the NYSE. Holders of the Common Shares will be entitled to receive notice of and to attend all shareholders’ meetings and for all purposes will be entitled to one vote for each Common Share held. Holders of the Common Shares will be entitled to receive any dividends declared thereon by our board of directors. For a detailed description of the Common Shares being registered, please see the section entitled “Description of Capital Structure” contained in our annual information form for the year ended December 31, 2013, filed as exhibit 99.1 to our annual report on Form 40-F for the fiscal year ended December 31, 2013, as filed with the SEC on April 1, 2014, and which is incorporated by reference herein.

PLAN OF DISTRIBUTION

Subject to the discussion below, we will distribute Common Shares purchased pursuant to the Plan as described in this prospectus. An affiliated broker of the Plan Agent, a registered broker-dealer, may assist in the identification of shareholders, execute transactions in Common Shares pursuant to the Plan and provide other related services, but will not be acting as an underwriter with respect to the Common Shares sold under the Plan. You will pay no brokerage commissions or service charges of any kind on Common Shares purchased through the Plan with reinvested dividends or optional cash payments. The Common Shares are currently listed for trading on the TSX and on the NYSE under the symbol “AGI”.

Certain of our major shareholders, directors, officers or members of our management, supervisory or administration bodies may participate in the Plan.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from optional cash purchases or any discounts to the market price applicable to Common Shares purchased pursuant to the reinvestment of dividends under the Plan. Those transactions may cause fluctuations in the trading price and volume of the Common Shares. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be “underwriters” within the meaning of the Securities Act. We have no arrangements or understandings, formal or informal, with any person relating to the sale of the Common Shares to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the Plan.

Persons who acquire Common Shares through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be “underwriters” within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a Participant in the Plan, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the Common Shares so purchased.

EXPENSES

Set forth below is an estimate of the approximate amount of the fees and expenses payable by the Corporation in connection with the registration of the Common Shares being offered:

SEC registration fee	US$	453.35
Legal fees and expenses		20,000.00	(est)
Accounting fees and expenses		5,000.00	(est)
Stock exchange listing fees and expenses		23,190.59	(est)

Total	US$	48,643.94

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling the Corporation pursuant to the applicable provisions of the Business Corporations Act (British Columbia) and our by-laws, the Corporation has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

Certain legal matters have been passed upon for us by Torys LLP, New York, New York and Toronto, Ontario. As of the date of this prospectus, the partners and associates of Torys LLP owned beneficially, directly or indirectly, less than 1% of the outstanding securities of the Corporation.

EXPERTS

The consolidated financial statements of Alamos Gold Inc. for the years ended December 31, 2014 and 2013, and the effectiveness of Alamos Gold Inc.’s internal control over financial reporting as of December 31, 2014 appearing in the Form 6-K dated February 19, 2015, have been audited by Ernst & Young LLP, chartered professional accountants, licensed public accountants, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements Alamos Gold Inc. for the years ended December 31, 2013 and 2012, and the effectiveness of Alamos Gold Inc.’s internal control over financial reporting as of December 31, 2013 appearing in Alamos Gold Inc.’s Annual Report (Form 40-F), have been audited by Ernst & Young LLP, chartered professional accountants, licensed public accountants, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Corporation is subject to the provisions of Part 5, Division 5 of the Business Corporations Act (British Columbia) (the “BCBCA”).

Under Section 160 of the BCBCA, we may, subject to Section 163 of the BCBCA:

(1)	indemnify an individual who:

•	is or was a director or officer of our Corporation;

•	is or was a director or officer of another corporation (i) at a time when such corporation is or was an affiliate of our Corporation; or (ii) at our request, or

•	at our request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, and including, subject to certain limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against all eligible penalties to which the eligible party is or may be liable; and

(2)	after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding.

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our Corporation or an associated corporation (i) is or may be joined as a party, or (ii) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Under Section 161 of the BCBCA, and subject to Section 163 of the BCBCA, we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (i) has not been reimbursed for those expenses, and (ii) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the BCBCA, and subject to Section 163 of the BCBCA, we may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that we must not make such payments unless we first receive from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the BCBCA, the eligible party will repay the amounts advanced.

Under Section 163 of the BCBCA, we must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the BCBCA, as the case may be, if any of the following circumstances apply:

•	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, we were prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

•	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, we are prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

•	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of our Corporation or the associated corporation, as the case may be; or

•	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of our Corporation or by or on behalf of an associated corporation, we must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable, or pay the expenses of the eligible party under Sections 160, 161 or 162 of the BCBCA, as the case may be, in respect of the proceeding.

Under Section 164 of the BCBCA, and despite any other provision of Part 5, Division 5 of the BCBCA and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the BCBCA, on application of our Corporation or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

•	order us to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•	order us to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•	order the enforcement of, or payment under, an agreement of indemnification entered into by us;

•	order us to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the BCBCA; or

•	make any other order the court considers appropriate.

Section 165 of the BCBCA provides that we may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our Corporation or an associated corporation.

Under our articles, and subject to the BCBCA, we must indemnify a director, former director or alternate director of the Company and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and alternate director is deemed to have contracted with our Corporation on the terms of the indemnity contained in our articles.

Under our articles, and subject to the BCBCA, we may indemnify any person.

Pursuant to our articles, the failure of a director, alternate director or officer of the Company to comply with the BCBCA or our articles does not, of itself, invalidate any indemnity to which he or she is entitled under our articles.

Under our articles, we may purchase and maintain insurance for the benefit of any person: (a) is or was a director, alternate director, officer, employee or agent of the Company; (b) is or was a director, alternate director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Company; (c) at the request of the Company, is or was a director, alternate director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity; (d) at the request of the Company, holds or held a position equivalent to that of a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity, against any liability incurred by him or her as a director, alternate director, officer, employee or agent or person who holds or held such equivalent position.

Item 9. Exhibits

The following exhibits have been filed as part of this registration statement:

Exhibit Number	Description

4.1	Form of Dividend Reinvestment and Share Purchase Plan of Alamos Gold Inc.

5.1	Opinion of Lawson Lundell LLP as to the legality of the securities being registered

8.1	Opinion of Torys LLP regarding United States tax matters

8.2	Opinion of Torys LLP regarding Canadian tax matters

23.1	Consent of Ernst & Young LLP, Toronto, Ontario, Canada

23.2	Consent of Lawson Lundell LLP (contained in Exhibit 5.1)

23.3	Consent of Torys LLP (contained in Exhibits 8.1 and 8.2)

24.1	Powers of Attorney (included on the signature pages of this registration statement)

Item 10. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth above in paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form F–3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20–F (17 CFR 249.220f)” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F–3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Form F–3.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual reports pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Toronto, Canada, on this 20th day of March, 2015.

ALAMOS GOLD INC.

By:	/s/ James R. Porter
Name: James R. Porter Title: Chief Financial Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Gregory Fisher as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated and on this 20th day of March, 2015:

Signature	Title

/s/ John A. McCluskey	President, Chief Executive Officer and Director (Principal Executive Officer)
John A. McCluskey

/s/ James R. Porter	Chief Financial Officer (Principal Financial and Accounting Officer)
James R. Porter

/s/ Paul Murphy	Chairman, Director
Paul Murphy

/s/ Kenneth Stowe	Director
Kenneth Stowe

/s/ Anthony Garson	Director
Anthony Garson

/s/ David Gower	Director
David Gower

/s/ David Fleck	Director
David Fleck

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this registration statement on Form F-3 solely in the capacity of the duly authorized representative of Alamos Gold Inc. in the United States, on this 20th day of March, 2015.

QUARTZ MOUNTAIN GOLD LTD.

By:	/s/ James R. Porter
Name: James R. Porter Title: President and Director

EXHIBIT INDEX

Exhibit Number	Description

4.1	Form of Dividend Reinvestment and Share Purchase Plan of Alamos Gold Inc.

5.1	Opinion of Lawson Lundell LLP as to the legality of the securities being registered

8.1	Opinion of Torys LLP regarding United States tax matters

8.2	Opinion of Torys LLP regarding Canadian tax matters

23.1	Consent of Ernst & Young LLP, Toronto, Ontario, Canada

23.2	Consent of Lawson Lundell LLP (contained in Exhibit 5.1)

23.3	Consent of Torys LLP (contained in Exhibits 8.1 and 8.2)

24.1	Powers of Attorney (included on the signature pages of this registration statement)